Exhibit 99.1

AptarGroup Reports Third Quarter Results

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--October 27, 2016--AptarGroup, Inc. (NYSE:ATR) today announced third quarter results.

Third Quarter 2016 Summary

  Reported sales increased 1% to $590 million
  Changes in foreign currency exchange rates had a negative impact of 1% on the sales growth
  Recently acquired Mega Airless contributed approximately $18 million or 3% of the sales growth and approximately $0.02 per share to reported earnings per share
  Reported earnings per share were $0.82 compared to $0.83 reported in the prior year
  Reported earnings per share included a negative impact of approximately $0.01 (approximately $1.4 million pre-tax expense) related to the timing of costs in excess of insurance proceeds associated with a facility fire that occurred earlier in the year; previous third quarter earnings per share guidance excluded any potential impact related to the fire
  Adjusting to a comparable foreign currency environment ($0.01), prior year adjusted earnings per share were $0.82, or even with current period earnings per share
  Reported pre-tax earnings of $75 million were approximately 13% of net sales
  EBITDA of $123 million was approximately 21% of net sales

THIRD QUARTER RESULTS

For the quarter ended September 30, 2016, reported sales increased 1% to $590 million from $586 million a year ago. Excluding the negative impact from changes in currency exchange rates and the positive impact from acquisitions, core sales decreased by approximately 1%.

Third Quarter Segment Sales Analysis (Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	(6%)	9%	(6%)	(1%)
Acquisitions	5%	1%	0%	3%
Currency Effects (1)	(1%)	(1%)	(2%)	(1%)
Total Reported Sales Growth	(2%)	9%	(8%)	1%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephen Hagge, President and CEO, said, “Challenging market conditions made it difficult to achieve top line core growth for two of our business segments. Our Beauty + Home segment experienced sluggish demand in all regions other than Latin America, which again delivered strong sales growth. The beauty and personal care markets remain soft and while we believe there is much potential for the home care market, demand was very weak compared to the prior year. Our Food + Beverage segment was impacted by a decrease in sales to the beverage market, mainly in China, while sales to the food market increased. Our Pharma segment reported strong sales growth principally due to a significant increase in custom tooling sales and increased demand related to our consumer health care business. Sales to the prescription drug market increased slightly compared to very strong growth recorded a year ago while sales to the injectables market declined in the quarter due to the timing of certain validations of our new capacity in Europe. Despite the mix of market challenges, we were able to achieve a pre-tax earnings margin of approximately 13% and a strong consolidated EBITDA margin of approximately 21% in the quarter.”

AptarGroup reported earnings per share of $0.82 compared to $0.83 per share a year ago. Adjusting to achieve a comparable foreign exchange rate environment, comparable prior year third quarter earnings per share were $0.82, even with the current year.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2016, reported sales increased 1% to $1.79 billion from $1.77 billion a year ago. Excluding the negative impact from changes in currency exchange rates and the positive impact from acquisitions, core sales also increased by approximately 1%.

Nine Months Year to Date Segment Sales Analysis (Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	(1%)	5%	0%	1%
Acquisitions	4%	1%	0%	2%
Currency Effects (1)	(3%)	(1%)	(3%)	(2%)
Total Reported Sales Growth	0%	5%	(3%)	1%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Hagge commented on the year-to-date results, “We reported top line growth through the first nine months despite challenging macroeconomic conditions in several markets and improved our Adjusted EBITDA margin over the prior year. The diversity of our business continues to be a strength of Aptar. Though sales to the personal care, home care and beverage markets were below the prior year, we increased sales in each of the markets served by our Pharma segment, as well as in the beauty and food markets.”

For the nine months year to date, AptarGroup reported earnings per share of $2.40 compared to $2.41 per share a year ago. Comparable adjusted earnings per share increased 6% to $2.45 compared to $2.32 for 2015. Adjustments to reported results necessary to arrive at comparable adjusted earnings per share are set forth in the accompanying tables.

SHARE REPURCHASE AUTHORIZATION AND INCREASED CASH DIVIDEND

As previously announced on October 20, 2016, the Board of Directors authorized the repurchase of up to $350 million of the Company’s common stock. This new authorization replaces all previous authorizations. AptarGroup may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions. The Board also increased the quarterly cash dividend by 7% to $0.32 per share. The payment date is November 23, 2016, to stockholders of record as of November 2, 2016.

OUTLOOK

Commenting on AptarGroup’s outlook, Hagge said, “We currently don’t expect a significant change in the macroeconomic conditions or the cautionary positions of certain customers as we head into the fourth quarter, which is traditionally a slower quarter for us. There is still a lot of geopolitical and economic uncertainty around the globe and this is causing some customers to reduce inventory levels, reduce promotional spending and delay projects. Also, the markets we serve remain competitive and we anticipate that resin costs will increase over the prior year level. It’s important that we focus on cost containment as we seek out and invest in growth opportunities. Our balance sheet remains strong and although market uncertainties may persist in the near-term, our long-term outlook is positive. We will continue to be a trusted partner for our customers as we help them grow their businesses with affordable innovative dispensing and sealing solutions.”

AptarGroup expects earnings per share for the fourth quarter, excluding any potential impacts of the timing of costs incurred and any related insurance reimbursements associated with the Aptar Annecy facility fire, to be in the range of $0.63 to $0.68 compared to $0.68 per share reported in the prior year. Adjusting for special items in the prior year, adjusted earnings per share for the prior year were approximately $0.67.

OPEN CONFERENCE CALL

There will be a conference call on Friday, October 28, 2016 at 8:00 a.m. Central Time to discuss AptarGroup’s third quarter results for 2016. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing and sealing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including adjusted earnings per share, adjusted EBIT and adjusted EBITDA, which exclude the impact of transaction costs and purchase accounting adjustments that affected inventory values related to the Mega Airless acquisition, certain items included in the provision for income taxes (primarily a significant tax refund) that were recorded in the first quarter of 2016, income from a change in the method of valuing inventory (from LIFO to FIFO) that was recorded in the second quarter of 2015, transaction costs associated with the Mega Airless acquisition and a gain on insurance recovery recorded in the fourth quarter of 2015. Comparable core sales and adjusted earnings per share also exclude the impact of foreign currency translation effects. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. AptarGroup’s management believes it is useful to present these non-GAAP financial measures because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect AptarGroup’s core operating performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to, the possible impact and consequences of the fire at the Company’s facility in Annecy, France; the ability to integrate the acquired Mega Airless business; economic conditions worldwide including potential deflationary conditions in regions we rely on for growth; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations, including changes in tax rates; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and competition, including technological advances. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net Sales	$589,729	$586,290	$1,792,066	$1,770,376
Cost of Sales (exclusive of depreciation and amortization shown below)	381,041	381,424	1,145,107	1,142,681
Selling, Research & Development and Administrative	86,695	81,370	285,841	266,869
Depreciation and Amortization	39,667	35,439	115,944	103,664
Operating Income	82,326	88,057	245,174	257,162
Other Income/(Expense):
Interest Expense	(8,753)	(8,948)	(26,547)	(25,446)
Interest Income	715	1,762	1,759	4,598
Equity in Results of Affiliates	(15)	(209)	(187)	(735)
Miscellaneous, net	728	(1,285)	(995)	(2,752)
Income before Income Taxes	75,001	79,377	219,204	232,827
Provision for Income Taxes	21,901	26,115	63,187	76,925
Net Income	$53,100	$53,262	$156,017	$155,902

Net (Income)/Loss Attributable to Noncontrolling Interests	(2)	(15)	(8)	55
Net Income Attributable to AptarGroup, Inc.	$53,098	$53,247	$156,009	$155,957
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.84	$0.85	$2.48	$2.49
Diluted	$0.82	$0.83	$2.40	$2.41

Average Numbers of Shares Outstanding:
Basic	62,858	62,886	62,878	62,627
Diluted	64,690	64,454	64,989	64,609

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
Consolidated Balance Sheets

	September 30, 2016	December 31, 2015
ASSETS

Cash and Equivalents	$432,737	$489,901
Short-term Investments	-	29,816
Total Cash and Equivalents, and Short-term Investments	432,737	519,717
Receivables, net	463,472	391,571
Inventories	322,028	294,912
Other Current Assets	83,974	88,794
Total Current Assets	1,302,211	1,294,994
Net Property, Plant and Equipment	818,030	765,383
Goodwill, net	424,780	310,240
Other Assets	139,861	66,428
Total Assets	$2,684,882	$2,437,045

LIABILITIES AND EQUITY

Short-Term Obligations	$142,012	$56,967
Accounts Payable and Accrued Liabilities	362,358	354,928
Total Current Liabilities	504,370	411,895
Long-Term Obligations	776,766	760,848
Deferred Liabilities	117,400	114,596
Total Liabilities	1,398,536	1,287,339

AptarGroup, Inc. Stockholders' Equity	1,286,051	1,149,411
Noncontrolling Interests in Subsidiaries	295	295
Total Equity	1,286,346	1,149,706

Total Liabilities and Equity	$2,684,882	$2,437,045

AptarGroup, Inc.
Reconciliation of EBIT and EBITDA to Net Income (Unaudited)
(In Thousands)

	Three Months Ended
	September 30, 2016

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$589,729	316,030	191,194	82,505	-	-

Reported net income	$53,100
Reported income taxes	21,901
Reported income before income taxes	75,001	25,380	55,037	10,101	(7,479)	(8,038)
Interest expense	8,753					8,753
Interest income	(715)					(715)
Earnings before net interest and taxes (EBIT)	83,039	25,380	55,037	10,101	(7,479)	-
Depreciation and amortization	39,667	21,653	10,185	6,064	1,765	-
Earnings before net interest, taxes, depreciation and amortization (EBITDA)	$122,706	$47,033	$65,222	$16,165	$(5,714)	$-

Segment income margins		8.0%	28.8%	12.2%
EBITDA margins (EBITDA / Reported Net Sales)	20.8%	14.9%	34.1%	19.6%

	Three Months Ended
	September 30, 2015

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$586,290	321,638	175,427	89,225	-	-

Reported net income	$53,262
Reported income taxes	26,115
Reported income before income taxes	79,377	27,961	52,941	13,236	(7,575)	(7,186)
Interest expense	8,948					8,948
Interest income	(1,762)					(1,762)
Earnings before net interest and taxes (EBIT)	86,563	27,961	52,941	13,236	(7,575)	-
Depreciation and amortization	35,439	19,096	9,070	5,465	1,808	-
Earnings before net interest, taxes, depreciation and amortization (EBITDA)	$122,002	$47,057	$62,011	$18,701	$(5,767)	$-

Segment income margins		8.7%	30.2%	14.8%
EBITDA margins (EBITDA / Reported Net Sales)	20.8%	14.6%	35.3%	21.0%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30, 2016

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$1,792,066	970,687	565,363	256,016	-	-

Reported net income	$156,017
Reported income taxes	63,187
Reported income before income taxes	219,204	79,455	166,870	32,977	(35,310)	(24,788)
Adjustments:
Transaction costs related to the Mega Airless acquisition	5,640				5,640
Purchase accounting adjustments related to Mega Airless inventory	2,577	2,151	426
Adjusted earnings before income taxes	227,421	81,606	167,296	32,977	(29,670)	(24,788)
Interest expense	26,547					26,547
Interest income	(1,759)					(1,759)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	252,209	81,606	167,296	32,977	(29,670)	-
Depreciation and amortization	115,944	63,150	29,802	17,960	5,032	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$368,153	$144,756	$197,098	$50,937	$(24,638)	$-

Segment income margins		8.2%	29.5%	12.9%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.5%	14.9%	34.9%	19.9%

	Nine Months Ended
	September 30, 2015

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$1,770,376	970,176	537,396	262,804	-	-

Reported net income	$155,902
Reported income taxes	76,925
Reported income before income taxes	232,827	78,529	160,404	37,277	(22,535)	(20,848)
Adjustments:
Change in inventory valuation methods (from LIFO to FIFO)	(7,427)				(7,427)

Adjusted earnings before income taxes	225,400	78,529	160,404	37,277	(29,962)	(20,848)
Interest expense	25,446					25,446
Interest income	(4,598)					(4,598)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	246,248	78,529	160,404	37,277	(29,962)	-
Depreciation and amortization	103,664	56,914	26,699	15,717	4,334	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$349,912	$135,443	$187,103	$52,994	$(25,628)	$-

Segment income margins		8.1%	29.8%	14.2%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.8%	14.0%	34.8%	20.2%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
($ in thousands, except per share information)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Income before Income Taxes	$75,001	$79,377	$219,204	$232,827

Adjustments:
Transaction costs related to the Mega Airless acquisition			5,640
Purchase accounting adjustments related to Mega Airless inventory			2,577
Change in inventory valuation methods (from LIFO to FIFO)				(7,427)
Foreign currency effects (1)		(1,076)		(2,624)
Adjusted Income before Income Taxes	$75,001	$78,301	$227,421	$222,776

Provision for Income Taxes	$21,901	$26,115	$63,187	$76,925

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)			2,923
Transaction costs related to the Mega Airless acquisition			1,483
Purchase accounting adjustments related to Mega Airless inventory			859
Change in inventory valuation methods (from LIFO to FIFO)				(2,599)
Foreign currency effects (1)		(581)		(1,105)
Adjusted Provision for Income Taxes	$21,901	$25,534	$68,452	$73,221

Net (Income)/Loss Attributable to Noncontrolling Interests	$(2)	$(15)	$(8)	$55

Net Income Attributable to AptarGroup, Inc.	$53,098	$53,247	$156,009	$155,957

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)			(2,923)
Transaction costs related to the Mega Airless acquisition			4,157
Purchase accounting adjustments related to Mega Airless inventory			1,718
Change in inventory valuation methods (from LIFO to FIFO)				(4,828)
Foreign currency effects (1)		(495)		(1,519)
Adjusted Net Income Attributable to AptarGroup, Inc.	$53,098	$52,752	$158,961	$149,610

Average Number of Diluted Shares Outstanding	64,690	64,454	64,989	64,609

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.82	$0.83	$2.40	$2.41

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)			(0.04)
Transaction costs related to the Mega Airless acquisition			0.06
Purchase accounting adjustments related to Mega Airless inventory			0.03
Change in inventory valuation methods (from LIFO to FIFO)				(0.07)
Foreign currency effects (1)		(0.01)		(0.02)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.82	$0.82	$2.45	$2.32

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.
(2) Items included in the Provision for Income Taxes primarily reflect the effect of a French income tax refund.

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
($ in thousands, except per share information)
	Three Months Ended
	December 31,
	Expected 2016	2015

Income before Income Taxes		$61,744

Adjustments:
Costs associated with Mega Airless acquisition		1,892
Gain on insurance recovery		(2,900)
Adjusted Income before Income Taxes		$60,736

Provision for Income Taxes		$18,351

Adjustments:
Costs associated with Mega Airless acquisition		354
Gain on insurance recovery		(986)
Adjusted Provision for Income Taxes		$17,719

Net (Income)/Loss Attributable to Noncontrolling Interests		$(2)

Net Income Attributable to AptarGroup, Inc.		$43,391

Adjustments:
Costs associated with Mega Airless acquisition		1,538
Gain on insurance recovery		(1,914)
Adjusted Net Income Attributable to AptarGroup, Inc.		$43,015

Average Number of Diluted Shares Outstanding		64,266

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (1)	$0.63 - $0.68	$0.68

Adjustments:
Costs associated with Mega Airless acquisition		0.02
Gain on insurance recovery		(0.03)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (1)	$0.63 - $0.68	$0.67

(1) AptarGroup’s expected earnings per share range for the fourth quarter of 2016 excludes any potential effects of the timing of costs incurred and the related insurance reimbursements associated with the Aptar Annecy facility fire, which amounts cannot be reasonably estimated.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424